EXHIBIT 10.1
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                              CONSULTING AGREEMENT

     THIS CONSULTING AGREEMENT (this "Agreement") is dated this 1st day of February 2008 by and between SpeechSwitch, Inc., a New Jersey corporation, with an address of 750 Highway 34, Matawan, NJ 07747504 (the "Company"), and Jerome Mahoney, with offices at 750 Highway 34, Matawan, NJ 07747504 ("Consultant").

                                 R E C I T A L S

     A. WHEREAS, Consultant has training, expertise, and prior experience in areas related to the business or needs of the Company,

     B. WHEREAS, the Company desires to retain the services of Consultant.

     C. WHEREAS, Consultant desires to furnish his services to the Company on the terms and conditions hereinafter set forth.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. CONSULTING SERVICES.

     1.1 Commencing on the date of this Agreement (the "Effective Date") and continuing (unless terminated earlier pursuant to Section 4 hereof) until five
(5) years from the Effective Date, Consultant shall consult with the Company regarding the tasks set forth in Exhibit A attached hereto and such tasks and assignments as directed by the Chief Executive Officer, the President or the Board of Directors (the "Executive Officer"). This Agreement shall renew automatically for additional one (1)-year terms unless either party shall deliver written notice of termination to the other no later than 90 days prior to the end of the then-current term.

     1.2 Consultant shall have exclusive control over the means and manner by which the services called for by this Agreement are performed.

     1.3 Consultant shall devote so much of his productive time, ability and attention as is necessary to perform consulting services as requested or assigned by the Executive Officer. Consultant may render services of a business or commercial nature to other persons or entities during the term of this Agreement.

2. COMPENSATION. In consideration of the services to be rendered by Consultant hereunder, the Company agrees to compensate Consultant as follows. During the term hereof, the Company will pay Consultant annual compensation of Ninety-two Thousand Four Hundred and Twenty-eight Dollars and Eleven Cents ($92,428.11) and upon every annual anniversary thereafter, at the rate based on the increase in the Consumer Price Index for All Urban Consumers (New York-Northern N.J.-Long Island). The foregoing fees shall be Consultant's sole compensation for all services rendered by Consultant hereunder. The Consultant hereby agrees to accept compensation pursuant to this Consulting Agreement in the form of Class B Common Stock, par value $.01 per share, in lieu of cash, for as long as the Board of Directors decides in its sole discretion that the Company does not have the financial resources to pay the Consultant in cash. The number of Class B Common Stock shares to be issued to the Consultant pursuant to this Paragraph 2 shall be equal to one share of Class B common stock for every dollar of compensation due and owing the Consultant.

3. EXPENSES. The Company shall reimburse Consultant for expenses incurred by him during the term of this Agreement in the performance of his duties as a consultant for the Company; provided,

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however, that the Company shall not be obligated to reimburse Consultant for any expenses which have not been approved in advance by the Company.

4. TERMINATION.

     4.1 TERMINATION FOR CAUSE. Consultant understands and agrees that this Agreement may be terminated by the Company for "cause" upon written notice to Consultant in the manner set forth in Section 7.3 below. "Cause" shall mean a finding by the Board in good faith that such Consultant has (i) been engaged in an act or acts of dishonesty that resulted directly or indirectly in more than an aggregate of $5,000 in gain or personal enrichment to Consultant at the expense of the Company; (ii) breached this Agreement in any material respect;
(iii) been convicted of any felony offense involving fraud, theft or dishonesty at any time; (iv) been incarcerated for more than 10 days during the term of this Agreement, or (v) failed to substantially perform duties persisting for a reasonable period following written notice. Any other provision in this paragraph to the contrary notwithstanding, the Consultant shall not be deemed to have been terminated for Termination for Cause unless and until the Board duly adopts a resolution by the affirmative vote of no less than three-quarters (3/4) of the disinterested members of the Board, excluding the Consultant, at a meeting of the Board called and held for such purpose (after reasonable notice to the Consultant and an opportunity for the Consultant, together with the Consultant's counsel, to be heard before the Board), finding that in the good faith opinion of the Board, the Consultant was guilty of conduct described in subparagraphs (i), (ii), (iv) or (v) of this paragraph and specifying the particulars thereof in detail and a certified copy of such resolution is delivered to the Consultant."

     4.2 DEATH. In the event of the death of Consultant during the term of this Agreement, the Company shall pay, or cause to be paid, to any one or more beneficiaries designated by Consultant pursuant to notice to the Company or, failing such designation, to Consultant's estate, the fees earned provided for herein through the date on which Consultant's death occurs,

     4.3 DISABILITY. In the event that Consultant shall become, by reason of physical or mental disability, incapable of performing his duties and services in accordance with the provisions of this Agreement, and such incapacity(ies) shall continue for more than 60 days out of any consecutive 120-day period, the Company shall have the right to terminate this Agreement by giving Consultant written notice of such termination and, thereafter, this Agreement shall immediately terminate. Upon such termination, all compensation shall cease immediately, and the Company shall owe Consultant only the amount of Consultant's fees earned as of the date of such termination.

     4.4 EFFECT OF TERMINATION. Upon termination or expiration of this Agreement, Consultant shall immediately surrender to the Company all lists, books, records, materials and documents, together with all copies thereof, and all other property in Consultant's possession or under Consultant's control, relating to or used in connection with the past or present business of the Company, or any affiliate or subsidiary of the Company, Consultant acknowledges and agrees that all such lists, books, records, materials and documents, including, but not limited to, compilations or collections of suppliers', contractors', employees' and customers' names and addresses, are the sole and exclusive property of the Company.

5. NONDISCLOSURE; OWNERSHIP AND PROTECTION OF PROPRIETARY RIGHTS.

     5.1 NONDISCLOSURE. Consultant understands and agrees that, in the course of Consultant's relationship with the Company, Consultant may acquire confidential information and trade secrets concerning the Company's operations, future plans, methods of doing business, marketing, costs,

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and that it would be extremely damaging to the Company if such information were disclosed or made available to any other person or corporation. In view of the nature of the consulting relationship with the Company contemplated herein, Consultant agrees that, during the term of this Agreement and thereafter, any and all confidential information, including, without limitation, any customer lists, customer information or addresses, trade secrets, information relating to governmental relations, discoveries, practices, processes, methods or products, whether patentable or not, concerning the business of the Company or any confidential information concerning or relating to any former or existing suppliers, contractors, employees or customers of the Company or any corporation or business entity that is controlling, controlled by, under common control with or otherwise affiliated with the Company (collectively, the " Customers "), with respect to the past, present or future business of the Company, or any affiliate or subsidiary of the Company or any secret, proprietary or confidential information concerning or relating to the past, present or future business of the Company, or any affiliate or subsidiary of the Company (collectively, " Confidential Information ") that Consultant has acquired or may acquire from any such corporation or business entity or the Company, shall be maintained by Consultant in confidence and shall not be disclosed or divulged to any third party without the prior written consent of the Executive Officer. Consultant further agrees that Consultant will not utilize such Confidential Information on Consultant's own behalf or on behalf of others at any time during the term of this Agreement or thereafter. Consultant agrees that he will not divert or attempt to divert any of the customers or do any act to impair, prejudice or destroy the goodwill of the Company with the Customers.

     5.2 OWNERSHIP OF INTELLECTUAL PROPERTY. Consultant acknowledges and agrees that all intellectual property (including without limitation all ideas, concepts, inventions, plans, developments, software, data, configurations, materials (whether written or machine-readable), designs, drawings, illustrations and photographs, which may be protectable, in whole or in part, under any patent, copyright, trademark, trade secret or other intellectual property law), developed, created, conceived, made or reduced to practice during the term of this Agreement which (a) relate to the current, future or potential business of the Company, (b) result from the duties or work performed by Consultant hereunder, or (c) are developed during working time or using the Company's equipment, supplies, facilities, resources, materials or information, shall be the sole and exclusive property of the Company and Consultant shall and hereby does assign all right, title and interest in and to such intellectual property to the Company.

     5.3 NON-SOLICITATION. Because Consultant's solicitation of the Customers of the Company, or any affiliate of the Company, under certain circumstances would necessarily involve the use or disclosure of Confidential Information, Consultant shall not, either directly or indirectly, at any time during the term of this Agreement and for a period of two (2) years from the date of termination or expiration of this Agreement (a) call on, solicit or take away, or attempt to call on, solicit or take away, any past or present Customers of the Company, or any affiliate of the Company, (b) employ, hire or solicit the employment of any person employed by the Company, or any affiliate of the Company, (c) do any act to impair, prejudice or destroy the goodwill of the Company, or any affiliate of the Company, or to prejudice or impair the relationship or dealing between the Company, or any affiliate of the Company, and the Customers or (d) assist any other person, firm or corporation in any such acts.

     5.4 SURVIVAL. Subject to the following provisions, the provisions of this
Section 5 shall survive the termination of this Agreement, irrespective of the reason therefor.

6. RELIEF. Consultant acknowledges that (a) the services to be rendered by him are of a special, unique and extraordinary character and it would be very difficult or impossible to replace such services, (b) the provisions of Section 5 are reasonable and necessary to protect the legitimate

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interests of the Company, (c) the restrictions contained in Section 5 will not prevent Consultant from earning or seeking a livelihood, (d) the restrictions contained in Section 5 shall apply in all areas where such application is permitted by law and (e) any violation of this Agreement by Consultant would result in irreparable harm to the Company, Accordingly, Consultant consents and agrees that, if Consultant violates any of the provisions of this Agreement, the Company shall be entitled to, in addition to other remedies available to it, an injunction to be issued by any court of competent jurisdiction restraining him from committing or continuing any violation of this Agreement, without the need to post any bond or for any other undertaking, including, without limitation, proving the inadequacy of money damages.

     In the event that the whole or any part of the provisions of Section 5 hereof shall be determined to be invalid by reason of the extent, duration, scope or other provision set forth therein, the extent, duration, scope or other provision of that section shall be reduced so as to cure such invalidity and in its reduced form the provisions of Section 5 shall be enforceable in the manner contemplated hereby. The provisions of this Section 6 shall survive the termination of this Agreement, irrespective of the reason therefor.

7. MISCELLANEOUS.

     7.1 WAIVER OF BREACH. Neither party's failure to enforce any provision or provisions of this Agreement shall be deemed or in any way construed as a waiver of any such provision or provisions, nor prevent that party thereafter from enforcing each and every provision of this Agreement. The rights granted the parties herein are cumulative and shall not constitute a waiver of any party's right to assert all other legal remedies available to it under the circumstances.

     7.2 SUCCESSORS, ASSIGNS. The Company shall not assign its rights and obligations hereunder without the prior written consent of Consultant; provided, however, that the Company shall be entitled to assign its rights hereunder to any acquirer, affiliate or successor to the Company without the prior written consent of Consultant. Consultant shall not assign any of his rights or obligations hereunder without the prior written consent of the Executive Officer. Subject to the foregoing, the provisions of this Agreement shall be binding upon and inure to the benefit of the heirs, legal representatives, executors, successors and assigns of Consultant and the Company.

     7.3 NOTICES. All notices and other communications which are required or permitted to be given under this Agreement shall be in writing and shall be deemed to be sufficiently given (a) if delivered personally, upon delivery and
(b) if delivered by registered or certified mail (return receipt requested), postage prepaid, upon the earlier of actual delivery or upon three (3) days after being mailed, in each case to Consultant or the Company at the address set forth at the beginning of this Agreement. Either party may, by notice given hereunder, designate any further or different address to which subsequent notices or other communications shall be sent.

     7.4 SEVERABILITY. If any term or provision of this Agreement is held to be void or unenforceable by any court of competent jurisdiction, only that objectionable term or provision shall be deleted herefrom while the remainder of the term, provision and agreement shall be enforceable.

     7.5 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey without regard to conflicts of laws principles.

     7.6 AGREEMENT TO ARBITRATE.

          7.6.1 Except for the remedies available to the Company pursuant to
Section 6 hereof,

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any controversy, dispute or claim under, arising out of, in connection with or in relation to this Agreement, including but not limited to the negotiation, execution, interpretation, construction, coverage, scope, performance, nonperformance, breach, termination, validity or enforceability of this Agreement or any alleged fraud in connection therewith or this Section 7.6, shall be settled, at the request of either party, by arbitration conducted in accordance with the Commercial Arbitration Rules or then existing rules for commercial arbitration of the American Arbitration Association before a single arbitrator. The arbitration of such issues, including the determination of any amount of damages suffered by any party hereto by reason of the acts or omissions of any party, shall be binding upon the parties after confirmation of the award by a court of competent jurisdiction; provided, however, that the parties may attack or appeal any arbitration award in accordance with applicable law. The parties intend that this Section 7.6 shall be valid, binding, enforceable and irrevocable and shall survive the termination of this Agreement.

          7.6.2 Any arbitration proceedings hereunder shall be held in Newark, New Jersey.

          7.6.3 Judgment upon any award rendered by the arbitrator may be entered by any court having jurisdiction thereof.

          7.6.4 The prevailing party shall be entitled to an award of its costs, attorneys' and other fees and other expenses as part of the arbitrator's award in connection with each arbitration, and the non-prevailing party shall bear the costs, fees and expenses incurred by and payable to the arbitrator, and court reporter.

     7.7 COUNTERPARTS. This Agreement may be executed simultaneously in two (2) or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one (1) and the same instrument. Facsimiles of signatures may be taken as the actual signatures, and each party agrees to furnish the other with documents bearing the original signatures within ten (10) days of the facsimile transmission.

     7.8 COMPLETE AGREEMENT AMENDMENTS. This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes any prior agreements and understandings relating thereto, This Agreement may not be waived, changed, modified, extended or discharged orally, but only by a written instrument signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the day and year first above written,


SPEECHSWITCH, INC.                            CONSULTANT



By:                                           By:
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    Bruce Kneff                                   Jerome Mahoney
    President and Chief Executive Officer

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                                    EXHIBIT A

                                CONSULTANT TASKS

1. Consultation regarding strategic business plans, long range plans, goals and objectives
2.  Consultation regarding policies and procedures of the Company
3.  Consultation regarding major operations decisions
4.  Consultation regarding corporate finance transactions
5.  Consultation regarding acquisitions
6.  Consultation regarding vendor and customer relationships
7.  Consultation regarding personnel matters